EXHIBIT 99.1

Federated National Holding Company Reports 2013 Third Quarter and Nine-Months Ended Financial Results

SUNRISE, Fla., Oct. 31, 2013 (GLOBE NEWSWIRE) -- Federated National Holding Company (Nasdaq:FNHC) (the "Company"), a Florida-based provider of insurance, today reported results for the quarter ended September 30, 2013 (see attached tables).

Highlights:

  337% increase in net income Q3 2013 as compared with Q3 2012; 152% increase in year to date net income for 2013 as compared with 2012
  143% increase in gross premiums written for Q3 2013 as compared with Q3 2012
  86% increase in net premiums earned for Q3 2013 as compared with Q3 2012
  74% increase in homeowners' policy count to approximately 100,300 as of September 30, 2013, compared with approximately 57,600 as of September 30, 2013
  Book value increased to $9.17 at September 30, 2013 as compared with $8.26 at December 31, 2012
  Total expenses, excluding loss and loss adjustment expenses, as a percentage of total revenue, totaled 40% during Q3 2013 as compared with 47% during Q3 2012

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "I am pleased to report another successful quarter which included significant growth in policy count, premium and net income. I see opportunities for us to continue growing our business while remaining committed to the discipline that has helped generate our results during the third quarter and first nine months of 2013. We believe that our business model, capabilities, and relationships are unique in our marketplace. While we'll always face competition and challenges, I'm very pleased with and proud of the position of the Company today."

Third Quarter 2013 Financial Review

  For the three months ended September 30, 2013, the Company reported net income of $3.3 million, or $0.41 per share on 8.07 million average undiluted and $0.39 per share on 8.35 million average diluted shares outstanding, compared with net income of $0.8 million, or $0.09 per share on 7.95 million average undiluted and $0.09 per share on 8.04 million average diluted shares outstanding in the same three-month period last year.

  For the nine months ended September 30, 2013, the Company reported net income of $8.2 million, or $1.02 per share on 8.02 million average undiluted and $0.99 per share on 8.26 million average diluted shares outstanding, compared with net income of $3.2 million, or $0.40 per share on 7.95 million average undiluted and $0.40 per share on 8.01 million average diluted shares in the same nine-month period last year.

  Gross written premiums increased $36.2 million, or 142.7%, to $61.5 million for the three months ended September 30, 2013, compared with $25.3 million for the same three-month period last year. Homeowners' gross written premiums increased $33.5 million, or 163.1%, to $54.1 million for the three months ended September 30, 2013, compared with $20.6 million for the same three-month period last year.

  Gross written premiums increased $87.9 million, or 98.1%, to $177.6 million for the nine months ended September 30, 2013, compared with $89.7 million for the same nine-month period last year. Homeowners' gross written premiums increased $80.5 million, or 105.9%, to $156.4 million for the nine months ended September 30, 2013, compared with $75.9 million for the same nine-month period last year.

  Unearned premiums increased $58.0 million, or 98.3%, to $117.0 million as of September 30, 2013, compared with $59.0 million as of December 31, 2012.

  Net premiums earned increased $13.0 million, or 86.3%, to $28.1 million for the three months ended September 30, 2013, compared with $15.1 million for the same three-month period last year. Net premiums earned increased $28.7 million, or 67.4%, to $71.3 million for the nine months ended September 30, 2013, compared with $42.6 million for the same nine-month period last year.

  Total revenues increased $14.6 million, or 84.9%, to $31.9 million for the three months ended September 30, 2013, compared with $17.3 million for the same three-month period last year. Total revenues increased $33.2 million, or 67.9%, to $82.0 million for the nine months ended September 30, 2013, compared with $48.8 million for the same nine-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, October 31, 2013. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

            (877) 303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statement

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2013	2012	2013	2012
Gross premiums written	$ 61,489,155	$ 25,337,165	$ 177,622,853	$ 89,682,550
Gross premiums ceded	(49,935,582)	(35,732,853)	(78,179,551)	(49,317,734)

Net premiums written	11,553,573	(10,395,688)	99,443,302	40,364,816

Increase in prepaid reinsurance premiums	29,317,959	22,798,174	29,870,096	13,217,285
(Increase) decrease in unearned premiums	(12,762,669)	2,685,579	(57,980,656)	(10,982,592)
Net change in prepaid reinsurance premiums and unearned premiums	16,555,290	25,483,753	(28,110,560)	2,234,693

Net premiums earned	28,108,863	15,088,065	71,332,742	42,599,509
Commission income	637,799	400,297	1,989,139	1,101,373
Finance revenue	240,644	121,580	583,720	362,746
Managing general agent fees	883,845	434,533	2,580,235	1,529,397
Net investment income	799,778	952,847	2,382,092	2,849,343
Net realized investment gains (losses)	779,931	145,143	2,479,938	(83,348)
Other income	465,948	118,402	618,011	467,579

Total revenue	31,916,808	17,260,867	81,965,877	48,826,599

Expenses:
Loss and loss adjustment expenses	14,435,557	8,048,848	36,582,587	20,912,877
Operating and underwriting expenses	3,411,449	2,047,166	10,065,287	6,828,996
Salaries and wages	2,708,751	2,078,745	7,375,153	6,284,764
Policy acquisition costs, net of amortization	6,576,228	3,982,977	15,370,479	9,712,185

Total expenses	27,131,985	16,157,736	69,393,506	43,738,822

Income before provision for income tax expense	4,784,823	1,103,131	12,572,371	5,087,777
Provision for income tax expense	1,503,407	352,987	4,411,711	1,843,662
Net income	$ 3,281,416	$ 750,144	$ 8,160,660	$ 3,244,115
Basic net income per share	$ 0.41	$ 0.09	$ 1.02	$ 0.40
Fully diluted net income per share	$ 0.39	$ 0.09	$ 0.99	$ 0.40

Weighted average number of common shares outstanding	8,066,773	7,948,716	8,023,505	7,947,459

Weighted average number of common shares outstanding (assuming dilution)	8,345,924	8,042,356	8,260,435	8,008,470

Dividends paid per share	$ 0.03	$ --	$ 0.08	$ --

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	09/30/13	12/31/12
Total Cash and Investments	$215,035,892	$151,237,429
Total Assets	$259,020,310	$185,887,693
Unpaid Loss and Loss Adjustment Expense	$51,950,157	$49,907,759
Total Liabilities	$184,997,086	$119,983,192
Total Shareholders' Equity	$74,023,224	$65,904,501
Common Stock Outstanding	8,073,025	7,979,488
Book Value Per Share	$9.17	$8.26

Premium Breakout
	3 Months Ended		9 Months Ended
Line of Business	09/30/13	09/30/12	09/30/13	09/30/12
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$54,101	$20,564	$156,378	$75,933
Commercial General Liability	2,598	2,377	8,018	7,330
Federal Flood	1,794	1,559	4,889	4,090
Automobile	2,996	838	8,338	2,330

Gross Written Premiums	$61,489	$25,338	$177,623	$89,683

Loss Ratios
	3 Months Ended		9 Months Ended
Line of Business	09/30/13	09/30/12	09/30/13	09/30/12
All Lines	51.36%	53.35%	51.29%	49.09%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company